Exhibit 99.1
IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
     IMAX CORPORATION REPORTS FOURTH QUARTER & FULL YEAR 2009 FINANCIAL RESULTS
     HIGHLIGHTS

-	Strong Fourth Quarter Caps Year of Positive Financial Results, Record Number of System Installations & Strengthened Balance Sheet
-	Momentum from 2009 Carries into 2010; Q1 ‘10 Box Office to Date Equals $187 Million vs. $14 Million At Same Point In Q1 ’09, Fueled by Avatar: An IMAX 3D Experience & Alice in Wonderland: An IMAX 3D Experience
TORONTO – March 11, 2010 – IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that fourth quarter adjusted EBITDA was $20.9 million, compared to $2.6 million for the fourth quarter last year. Total revenue for the fourth quarter ended December 31, 2009, increased 98% to $54.2 million, a record for a single quarter for the Company, compared to total revenue of $27.4 million in the same period last year. Fourth quarter adjusted net income which excludes the impact of variable stock compensation was $12.9 million, or $0.20 per diluted share, compared to an adjusted net loss of $9.7 million, or $(0.22) per share on the same basis last year. Reported net income was $4.0 million, or $0.06 per diluted share, for the fourth quarter ended December 31, 2009, compared to a reported net loss of $9.0 million, or $(0.21) per share for the fourth quarter last year.
For the twelve-months ended December 31, 2009, adjusted EBITDA was $58.5 million, compared to $8.2 million last year. Total revenue increased 67% to $171.2 million, a record for a full-year for the Company, compared to $102.7 million for the twelve-months ended December 31, 2008. Fiscal 2009 adjusted net income which excludes the impact of variable stock compensation was $20.5 million, or $0.38 per diluted share, compared to an adjusted net loss of $33.6 million, or $(0.79) per share on the same basis last year. Reported net income increased to $5.0 million, or $0.09 per diluted share during fiscal 2009, compared to a reported net loss of $33.6 million, or $(0.79) per share during fiscal 2008. For a reconciliation of reported results to adjusted results and the definition of adjusted EBITDA as defined by the Company’s credit facility, please see the tables at the end of this press release.
“Our primary goals for 2009 were to return to profitability and recapitalize our balance sheet and we are pleased to have delivered on both,” stated IMAX Chief Executive Officer Richard L. Gelfond. “Our fourth quarter results are an exclamation point to a year in which our multiplex theatre network grew by 38%, our strong film slate drove our per screen average to $1.2 million and we refinanced our balance sheet which will enable us to continue to grow and invest in our business.”
Mr. Gelfond continued, “While the success of Fox’s Avatar: An IMAX 3D Experience drove our year-end performance and has provided a very strong start to 2010, we believe the film has many positive implications for our business over the long term. A significant number of moviegoers around the world experienced IMAX for the first time, which we believe has added new repeat customers to our theatres and reinforced the power of The IMAX Experience with both studios and exhibitors. We anticipate that our business momentum – from theatre signings, to our record $187 million of box office quarter-to-date — is positioning us to deliver a strong first quarter of 2010.”
Adjusted fourth quarter 2009 and fourth quarter 2008 results exclude the impact of the changes in value of the Company’s variable stock compensation. The fourth quarter of 2009 included an $8.9 million charge resulting primarily from the increased value of the Company’s variable stock compensation at the end of the period as compared to a $0.7 million benefit from variable stock compensation in the fourth quarter of 2008, primarily due to the decreased value of the Company’s variable stock compensation over the period. Adjusted fiscal 2009 net earnings excludes the $15.4 million charge primarily due to the increased value of the Company’s variable stock compensation over the period, which compares to less than a $0.1 million charge in fiscal 2008.
Fourth quarter IMAX systems revenue increased 69% to $19.6 million versus $11.6 million in the prior year period. The Company installed and recognized revenue on 16 theatre systems, including six digital upgrades, under sales or sales-type lease arrangement in the fourth quarter of 2009, compared to six theatre systems, including one digital upgrade, recognized in the fourth quarter of 2008.
Revenue from joint revenue sharing arrangements increased more than five-fold to $9.1 million in the fourth quarter of 2009 compared to $1.4 million in the prior year period. In the fourth quarter, the Company installed a total of 22 systems under joint revenue sharing arrangements, including one digital upgrade, compared to 27 such installations, including one digital upgrade, in the fourth quarter of 2008. For the full year 2009, revenue from joint revenue sharing arrangements increased to $21.6 million from $3.4 million in 2008. As of December 31, 2009, a total of 117 theatres under joint revenue sharing arrangements were in operation, a 125% increase compared to 52 joint revenue sharing theatres as of December 31, 2008. Joint revenue sharing theatres open for the full 52 weeks generated per screen averages of approximately $1.1 million in fiscal 2009.
Mr. Gelfond concluded, “Our box office momentum has continued with Disney’s home run title Alice in Wonderland. With our projected network growth, increased activity on the theatre signings front - including our recently announced joint venture partnership with CJ CGV in South Korea — our high level of business activity and our compelling film slate, we believe 2010 will be a very strong year and that we have laid a solid foundation for our business to build upon over the years to come.”
For the fourth quarter of 2009, total film revenue increased 104% to $15.1 million, compared to $7.4 million in the fourth quarter of 2008. Production and IMAX DMR® revenues increased to $12.0 million compared to $3.4 million in the year ago period. For the full year, total film revenue increased 50% to $51.6 million from $34.4 million in 2008. Production and IMAX DMR revenues increased to $35.6 million from $17.9 million in 2008. Results for both the fourth quarter and full year were driven by the increased number of IMAX® theatres, the increased number of DMR titles released and the stronger film slate in 2009 versus 2008.
Gross box office from DMR titles was $101.0 million in the fourth quarter of 2009, compared to $30.9 million in the fourth quarter of 2008. The primary drivers of gross box office in the fourth quarter were Twentieth Century Fox’s Avatar: An IMAX 3D Experience and Disney’s A Christmas Carol: An IMAX 3D Experience. Avatar has generated approximately $218 million of worldwide box office to date ($54.2 million was captured in the fourth quarter), for a domestic per screen average of $678,000 and an international per screen average of $1,065,000. A Christmas Carol generated $30.8 million in gross box office during the quarter, for a domestic per screen average of $116,300 and international per screen average of $140,300. On September 18, Sony Pictures Cloudy With A Chance of Meatballs: An IMAX 3D Experience was released day-and-date to IMAX theatres and generated $11.2 million in worldwide box office ($5.8 million of which was captured in the fourth quarter) for a per screen average of approximately $58,100. For fiscal 2009, IMAX DMR gross box increased 108% to a record $270.8 million compared to $130.3 million in 2008.
Fourth quarter 2009 gross margin increased to $27.9 million, or 51.4% of revenue, from $6.5 million, or 23.6% of revenue in the fourth quarter of 2008. Included in gross margin for both periods was $1.1 million and $1.5 million, respectively, in launch costs associated with the opening of new joint revenue sharing theatres. In addition, the fourth quarters of 2009 and 2008 included charges totaling $0.7 million and $2.9 million, respectively, in inventory write-down and accelerated depreciation expense of certain of the Company’s film-based projectors. Excluding the above referenced items from both periods, gross margin was $29.7 million, or 54.8% of revenue in the fourth quarter of 2009, compared to $10.9 million, or 39.8% of revenue in 2008.
Fourth quarter selling, general and administrative expenses, excluding the $8.9 million charge due to the increased value of the Company’s variable stock compensation, (primarily driven by the $3.90 move in the Company’s stock price over the course of the fourth quarter which impacts variable stock compensation), was $11.4 million, or 21.1% of revenue, compared to $10.2 million, or 37.2% of revenue, on the same basis in the fourth quarter of 2008. Reported fourth quarter selling, general and administrative expense was $20.3 million, compared to $9.5 million in the year ago period.
The fourth quarter of 2009 included a one-time charge of $0.8 million primarily due to the write-off of deferred financing costs triggered by the early retirement of the remainder of the Company’s 9 5/8% Senior Notes as well as net earnings of $0.2 million from discontinued operations.
As of December 31, 2009, the Company’s backlog consisted of 136 theatre systems compared to 213 theatre systems in backlog as of December 31, 2008. Included in the 2009 and 2008 system backlog totals were 42 and 106 theatres, respectively, under joint revenue sharing arrangements and 94 and 107 theatres, respectively, under sales and sales-type lease arrangements. During the fourth quarter of 2009, the Company signed contracts for 12 theatre systems, including eight digital system upgrades, compared to eight new system signings during the fourth quarter of 2008. At the end of 2009, 151 digital systems were in operation, compared to 46 at the end of 2008.
2010 Film Slate
Turning to the 2010 film slate, on March 5th, Walt Disney Pictures and IMAX released Alice in Wonderland: An IMAX 3D Experience day-and-date to 188 domestic and 53 international IMAX theatres. Through Tuesday, the film has generated approximately $19.6 million worldwide, or approximately $81,200 per screen both domestically and internationally. Following Alice in Wonderland, the Company’s announced 2010 film slate to date includes DreamWorks Animation’s How to Train Your Dragon: An IMAX 3D Experience (March 26, 2010); Iron Man 2: The IMAX Experience (May 2010); DreamWorks Animation’s Shrek Forever After: An IMAX 3D Experience (May 2010); Walt Disney Pictures’ Prince of Persia: Sands of Time: The IMAX Experience (May 2010); Walt Disney Pictures’ Toy Story 3: An IMAX 3D Experience (June 2010); Summit Entertainment’s The Twilight Saga: Eclipse: The IMAX Experience (June 2010); Warner Bros. Pictures’ Inception: The IMAX Experience (July 2010); Walt Disney Pictures’ Tron Legacy: An IMAX 3D Experience (December 2010); and an IMAX original film in partnership with Warner Brothers, titled Hubble 3D (March 2010). The Company remains in active discussions with all of the major studios regarding potential titles for release as far out as 2012.
Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its fourth quarter and full year 2009 financial results. To access the call via phone, interested parties should dial (866) 322-1159 approximately 10 minutes before it begins. International callers should dial (416) 640-3404. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 5939471. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of December 31, 2009, there were 430 IMAX theatres (309 commercial, 121 institutional) operating in 48 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
     For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues
Equipment and product sales	$18,558	$9,765	$57,304	$27,853
Services	24,307	13,828	82,052	61,477
Rentals	10,262	2,495	25,758	8,207
Finance income	1,110	1,065	4,235	4,300
Other	—	270	1,862	881

	54,237	27,423	171,211	102,718

Costs and expenses applicable to revenues
Equipment and product sales	9,247	7,154	29,040	17,182
Services	14,308	10,066	49,891	40,771
Rentals	2,800	3,655	10,093	7,043
Other	—	71	635	169

	26,355	20,946	89,659	65,165

Gross margin	27,882	6,477	81,552	37,553
Selling, general and administrative expenses	20,290	9,533	56,207	43,681
     (including share-based compensation expense of $9.7 million and $17.5 million for the three months and year ended December 31, 2009, respectively (2008 - recovery of $0.4 million and expense of $1.0 million, respectively)
Research and development	1,024	1,306	3,755	7,461
Amortization of intangibles	122	137	546	526
Receivable provisions, net of recoveries	(12)	863	1,067	1,977
Asset impairments	180	—	180	—

Earnings (loss) from operations	6,278	(5,363)	19,797	(16,092)
Interest income	49	99	98	381
Interest expense	(2,253)	(4,400)	(13,845)	(17,707)
Loss on repurchase of Senior Notes due December 2010	(803)	—	(579)	—

Earnings (loss) from continuing operations before income taxes	3,271	(9,664)	5,471	(33,418)
Recovery of (provision for) income taxes	611	663	(274)	(92)

Earnings (loss) from continuing operations	3,882	(9,001)	5,197	(33,510)
Earnings (loss) from discontinued operations	157	(42)	(176)	(92)

Net earnings (loss)	$4,039	$(9,043)	$5,021	$(33,602)

Net earnings (loss) per share — basic:
Net earnings (loss) per share from continuing operations	$0.07	$(0.21)	$0.10	$(0.79)
Net earnings (loss) per share from discontinued operations	—	—	—	—

	$0.07	$(0.21)	$0.10	$(0.79)

Net earnings (loss) per share — diluted:
Net earnings (loss) per share from continuing operations	$0.06	$(0.21)	$0.09	$(0.79)
Net earnings (loss) per share from discontinued operations	—	—	—	—

	$0.06	$(0.21)	$0.09	$(0.79)

Weighted average number of shares outstanding (000’s):
Basic	62,461	43,421	52,821	42,393
Fully Diluted	65,170	43,421	54,518	42,393
Additional Disclosure:
Depreciation and amortization(1)	$4,508	$5,220	$19,051	$18,018

(1)	Includes $0.2 million and $1.1 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2009 (2008 — $0.3 million and $1.4 million).

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at December 31,
	2009	2008
Assets
Cash and cash equivalents	$20,081	$27,017
Accounts receivable, net of allowance for doubtful accounts of $2,770 (December 31, 2008 — $2,901)	37,652	22,982
Financing receivables	62,585	56,138
Inventories	10,271	19,822
Prepaid expenses	2,609	1,998
Film assets	3,218	3,923
Property, plant and equipment	54,820	39,405
Other assets	15,140	16,074
Goodwill	39,027	39,027
Other intangible assets	2,142	2,281

Total assets	$247,545	$228,667

Liabilities
Bank indebtedness	$50,000	$20,000
Accounts payable	16,803	15,790
Accrued liabilities	77,853	58,199
Deferred revenue	57,879	71,452
Senior Notes due December 2010	—	160,000

Total liabilities	202,535	325,441

Shareholders’ equity (deficiency)
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 62,831,974 (December 31, 2008 — 43,490,631)	280,048	141,584
Other equity	6,044	5,183
Deficit	(241,988)	(247,009)
Accumulated other comprehensive income	906	3,468

Total shareholders’ equity (deficiency)	45,010	(96,774)

Total liabilities and shareholders’ equity (deficiency)	$247,545	$228,667

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenue
IMAX systems	$19,644	$11,611	$64,504	$34,783
Theater system maintenance	4,951	4,342	18,246	16,331
Joint revenue sharing arrangements	9,065	1,408	21,598	3,435
Films
Production and IMAX DMR	11,990	3,364	35,648	17,944
Distribution	2,290	2,087	12,365	9,559
Post-production	849	1,974	3,604	6,929
Theater operations(1)	3,849	1,879	11,810	10,532
Other	1,599	758	3,436	3,205

Total	$54,237	$27,423	$171,211	$102,718

Gross margins
IMAX systems (2)	$10,896	4,512	$35,516	18,374
Theater system maintenance (3)	1,622	1,938	8,361	7,117
Joint revenue sharing arrangements(4)(5)	6,530	(1,872)	13,261	(1,865)
Films
Production and IMAX DMR	7,455	980	19,979	6,992
Distribution	483	462	2,147	3,120
Post-production	32	711	939	3,451
Theater operations(1)	324	(394)	649	(39)
Other	540	140	700	403

Total	$27,882	$6,477	$81,552	$37,553

(1)	In 2009, the Company closed its owned and operated Vancouver and Tempe IMAX theaters and reclassified the operations from continuing operations to discontinued operations. As a result, the respective prior period’s figures have been reclassified to conform to the current year’s presentation.

(2)	Includes a charge of $nil and less than $0.1 million for the three months and year ended December 31, 2009, respectively (December 31, 2008 — $1.5 million and $2.4 million, respectively) in costs and expenses applicable to revenues, primarily for the write-down of film-based projector inventories.

(3)	Includes a charge of $0.7 million and $0.8 million for the three months and year ended December 31, 2009, respectively (December 31, 2008 — $0.1 million and $0.1 million, respectively) in costs and expenses applicable to revenues, primarily for the write-down of film-based service inventories.

(4)	Included in the fourth quarter of 2009 and 2008 gross margin were certain advertising, marketing and selling expenses of $1.1 million and $1.5 million, respectively, associated with the initial launch theaters opened during the period. In addition, accelerated depreciation charges of $nil and $1.3 million on film-based systems was recorded in the fourth quarter of 2009 and 2008, respectively. Excluding these launch expenses and accelerated depreciation charges, the gross margin would have been $7.6 million for the fourth quarter of 2009 compared to $0.9 million in the fourth quarter of 2008.

(5)	Included in the margin for the year ended December 31, 2009 and 2008, were certain advertising, marketing and selling expenses of $3.4 million and $1.8 million, respectively, associated with the initial launch of theaters opened during the year. In addition, accelerated depreciation charges of $1.5 million on film-based systems was recorded in 2008. Excluding these launch expenses and accelerated depreciation charges, the gross margin would have been $16.7 million and $1.4 million in 2009 and 2008, respectively.

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) provided in this release, the Company has presented adjusted EBITDA as defined by its Credit Facility and adjusted earnings per share. The Company evaluates the operating performance of its business based on financial measures such as revenue, adjusted EBITDA as defined by its Credit Facility and adjusted earning per share. The Company uses these measures to assess operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to various business segments. The Company believes adjusted EBITDA and adjusted earnings per share are relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses and will help to facilitate comparisons of its past and present performance. The Company excludes variable stock compensation from the calculation of adjusted earnings per share due to its volatility from period to period which is primarily driven by the increase or decrease in the Company’s stock price over a given period which is difficult to predict. Because adjusted EBITDA and adjusted earnings per share are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flows provided by operating activities and other measures of financial performance reported in accordance with U.S. GAAP.
Credit Facility Requirements:
The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.85:1 at December 31, 2009, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $50.0 million.
Adjusted EBITDA, as defined by the Credit Facility, is calculated as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net earnings (loss)	$4,039	$(9,043)	$5,021	$(33,602)
Add (subtract):
Provision for income taxes	(611)	(663)	274	92
Interest expense net of interest income	2,204	4,301	13,747	17,326
Depreciation and amortization including film asset amortization	4,303	4,866	17,919	16,598
Write-downs net of recoveries including asset impairments and receivable provisions	869	2,643	2,581	4,466
Stock and other non-cash compensation	10,153	499	19,183	3,320
Other, net	(91)	—	(229)	—

	$20,866	$2,603	$58,496	$8,200

Adjusted Diluted Earnings (Loss) Per Share Calculation:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net earnings (loss)	$4,039	$(9,043)	$5,021	$(33,602)
Add: Variable stock compensation	8,851	(670)	15,436	51

Adjusted net earnings (loss)	$12,890	$(9,713)	$20,457	$(33,551)

Diluted Shares outstanding	65,170	43,421	54,518	42,393

Adjusted earnings (loss) per diluted share	$0.20	$(0.22)	$0.38	$(0.79)